CONTACT:
             Dick Gersh
             RICHARD GERSH ASSOCIATES
             (212) 757-1101

             Mervyn Benjet - Senior V.P. & C.F.O.
             RENTRAK CORPORATION
             (503) 284-7581 Ext. 364

             FOR IMMEDIATE RELEASE

             RENTRAK CORPORATION DECLARES DIVIDEND
             DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS


                  Portland, OR - (May 19, 1995) - The Board of Directors

             of Rentrak Corporation on May 18, 1995, declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Rentrak common stock.  Each right will entitle stockholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $40.  The Rights will be exercisable if a person or group acquires 15% or more of the Company's common stock or announces a tender offer for

             15% or more of the common stock.  The Rentrak Board will be entitled to redeem the Rights at $.01 per Right at any time before a person has acquired 15% or more of the outstanding common stock.

                  The Rights are not being distributed in response to any

             specific effort to acquire control of the Company.  The

             Rights are designed to assure that all Rentrak stockholders receive fair and equal treatment in the event of any

             proposed takeover of the Company and to guard against

             partial tender offers, open market accumulations and other abusive tactics to gain control of Rentrak without paying

             all stockholders a control premium.

                                       - more -



                  If a person acquires 15% or more of the outstanding

             common stock of Rentrak, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of Rentrak having a market value at that time of twice the Right's exercise price.  Rights held by the 15% holder will become void and will not be

             exercisable to purchase shares at the bargain purchase

             price.  If Rentrak is acquired in a merger or other business combination transaction which has not been approved by the

             Board of Directors, each Right will entitle its holder to

             purchase, at the Right's then-current exercise price, a

             number of the acquiring common shares having a market value at that time of twice the Right's exercise price.

                  "The Rights are intended to enable all Rentrak

             stockholders to realize the long-term value of their

             investment in the Company.  They do not prevent a takeover,

             but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover.  Over 1,500 other public companies have adopted rights plans in recent years," said Ron Berger, Chairman,

             President and Chief Executive Officer of Rentrak.

                  The dividend distribution will be payable to

             stockholder of record on June 5, 1995.  The Rights will

             expire in ten years unless extended by the Board.  The

             Rights distribution is not taxable to shareholders.





                  Rentrak Corporation markets Pay-Per-Transaction (PPT),

             and innovative form of videocassette distribution based on the concept of revenue sharing and operates the Pro Image

             chain of licensed apparel retail shops.

                                       - end -

             5/19/95